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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

                 [LETTERHEAD OF LONE STAR TECHNOLOGIES, INC.]

                 LONE STAR TECHNOLOGIES, INC. SIGNS AGREEMENT
                    TO ACQUIRE FINTUBE LIMITED PARTNERSHIP

Dallas, TX, November 17, 1999 .... Lone Star Technologies, Inc. (Lone Star),
NYSE:LSS, announced that it had signed a definitive agreement to purchase the assets of Fintube Limited Partnership, a privately held, Tulsa-based manufacturer of finned tubes used in a variety of heat recovery applications.

Consummation of the acquisition is subject to further due diligence, the completion of financing arrangements and satisfaction of customary closing conditions. Fintube's management is expected to be unchanged, and employment is anticipated to continue at current levels.

Fintube is the leader in the design and production of finned tubes which are used in a variety of heat recovery applications. For the past five years, Fintube has invested in additional capacity and research and development of new products to better serve the growing world demand for heat recovery systems. Its share of domestic Heat Recovery Steam Generation (HRSG) manufacturing capacity for finned tubes is approximately 70% and its share of world HRSG capacity, including licensees of its manufacturing technology in Japan, Korea, Italy and India, is estimated to be 50%. Its customers include suppliers of heat recovery boiler sections used in gas-fired, combined cycle power generating plants. Fintube anticipates this market will grow rapidly in the near future. Fintube also designs and manufactures other products, such as boiler economizers, boiler tubing and enhanced-surface tubing. Some of these products will be marketed through the same distribution channels as Lone Star's specialty tubing products.

Fintube's revenues and EBITDA for the 1998 calendar year were $61.2 million and $9.1 million, respectively, and for the first nine months of 1999 were $60.7 million and $14.8 million, respectively. The acquisition is expected to be accretive to Lone Star's earnings per share.

It is anticipated that the acquisition will be consummated in the fourth quarter of this year. Lone Star would acquire substantially all of Fintube's assets through a new subsidiary for a purchase price of approximately $86 million, consisting of cash and the issuance of up to $20 million of Lone Star's common stock, plus the assumption of certain liabilities.

"This is one of the best fits for Fintube that we could imagine," states Jerry
E. Ryan, Fintube's Board Chairman. "Lone Star's superior specialty tubing capability paves the way for Fintube's extended surface tubing products and Lone Star's large capacity for a wide range of tubing will

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give abundant supplies for Fintube in this important growth cycle. To achieve the goals that Fintube had before it, we needed to become a part of a larger organization or enter the public stock market. Lone Star provided the answer and we are excited about our future."

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated, "Fintube is a remarkable success story. We are excited to combine its market leadership position in the design and production of finned tubes with Lone Star's widely respected tubular expertise and leadership in oilfield and specialty tubing products."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiary, Lone Star Steel Company, manufactures and markets oilfield casing, tubing, and line pipe, specialty tubing products, flat rolled steel and other tubular products and services.

         This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998.










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